Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS THIRD
QUARTER 2002 FINANCIAL RESULTS

RALEIGH, NC, October 28, 2002—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced operating results for the third quarter of 2002. The Company reported a net loss of $8.7 million, or $0.41 per share, for the third quarter of 2002. Product revenues for the period were $8.7 million, an increase of 206%, compared to $2.8 million for the prior year period. Product revenues for the first nine months of 2002 were $22.2 million, an increase of 116%, compared to $10.3 million for the first nine months of 2001. Product revenues were derived from sales of COLAZAL® (balsalazide disodium) Capsules 750 mg, the Company’s first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $2.2 million for the third quarter and $5.5 million for the first nine months of 2002. Gross margin was 75% for both periods.

Operating expenses were $17.7 million for the third quarter of 2002, compared to $10.7 million for the prior year period. Operating expenses were $41.6 million for the first nine months of 2002, compared to $28.7 million for the prior year period. Selling, general and administrative expenses were $8.4 million and $22.8 million for the third quarter and first nine months of 2002, respectively, compared to $6.6 million and $17.7 million for the same respective periods of 2001. Research and development expenses were $7.1 million for the third quarter of 2002, compared to $1.6 million for the prior year period. Research and development expenses were $13.1 million for the first nine months of 2002, compared to $4.5 million for the first nine months of 2001.

Cash, cash equivalents and investments were $62.5 million on September 30, 2002.

Commenting on the quarter, Carolyn Logan, President and Chief Executive Officer, stated, “We are pleased with the continued growth of our COLAZAL business. Approximately 49,700 prescriptions were written during the third quarter of 2002, compared to approximately 44,000 prescriptions during the second quarter of 2002. This represents a 13% quarter-over-quarter rate of growth. The 49,700 prescriptions written during the quarter represent a 190% year-over-year increase compared to the approximately 17,200 prescriptions written during the third quarter of 2001. Based upon information currently available, we continue to estimate that net COLAZAL sales for 2002 will be between $30 and $35 million.

“The Company’s infrastructure is now substantially in place, and during the third quarter we continued to focus our efforts on leveraging this infrastructure by maximizing the commercial potential of COLAZAL and rifaximin and by acquiring or in-licensing additional products. We now have 60 field representatives, 7 field managers, 4 national account managers, and 4 telesales representatives calling on the fastest adopting, highest prescribing gastroenterologists.

“The development of rifaximin, our investigational drug under review for the treatment of travelers’ diarrhea, is progressing on track. As announced on Friday, October 25, the U.S. FDA has issued an approvable letter for rifaximin. We will continue to work diligently to successfully complete the approval process and prepare for the launch of our second product.

“With respect to additional products, we are excited about the potential of the late-stage opportunity represented by the pellet formulation of mesalamine we in-licensed from Dr. Falk Pharma GmbH in July. We are preparing for discussions with the FDA to review the development plan for the product. It is our intention to initiate Phase III trials during the first quarter of 2003. We are working diligently to acquire additional products, and currently are in discussions with several other parties regarding a number of marketed and late-stage opportunities.

“Based upon information currently available, the Company estimates that net loss for 2002 will be between $1.15 and $1.35 per share.”

The Company will host a conference call at 9:00 a.m. EST, on October 28, 2002 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through November 3.

The telephone numbers to access the conference call are (800) 310-1961 (U.S. and Canada) or (719) 457-2692 (international.) A replay of the call will be available from 12:00 noon, EST, October 28 through November 3. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 125846.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete the required development and regulatory submission of these products, and market them through the Company’s 60-member gastroenterology specialty sales force. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Table follows

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Statement of Operations
Unaudited
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2002	September 30, 2001	September 30, 2002	September 30, 2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product revenue	$8,673	$2,834	$22,221	$10,287
Revenue from collaborative agreements	—	2,589	—	5,788

Total revenues	8,673	5,423	22,221	16,075
Operating Expenses:
Cost of products sold	2,185	676	5,548	2,542
License fees and costs related to collaborative agreements	31	1,857	94	4,012
Research and development	7,069	1,561	13,085	4,452
Selling, general and administrative	8,392	6,564	22,828	17,726

Total costs and expenses	17,677	10,658	41,555	28,732
Loss from operations	(9,004)	(5,235)	(19,334)	(12,657)
Interest and other income/(expense), net	351	180	743	396
Income tax	—	—	—	—

Net loss	$(8,653)	$(5,055)	$(18,591)	$(12,261)
Net loss per share	$(0.41)	$(0.30)	$(0.92)	$(0.82)

Weighted average shares outstanding	21,351	16,612	20,193	15,040

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30, 2002 (unaudited)	December 31, 2001 (audited)
Assets
Cash, cash equivalents and investments	$62,459	$27,868
Accounts receivable	4,876	2,378
Inventory	9,362	6,274
Other assets	3,194	2,070

Total Assets	$79,891	$38,590

Liabilities & Stockholders’ Equity
Accounts payable and other current liabilities	$10,241	$8,094
Deferred revenue	3,123	2,902

Total current liabilities	13,364	10,996
Common stock	21	17
Additional paid-in-capital	131,201	73,461
Accumulated deficit	(64,474)	(45,884)
Other comprehensive loss	(221)	—

Total Stockholders’ Equity	66,527	27,594

Total Liabilities & Equity	$79,891	$38,590

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.